Exhibit 10.5.25

FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGEEMENT (“Amendment”) is entered into as of January 7, 2016, by and between Così, Inc., a Delaware corporation (“Così”), and Robert J. Dourney, an individual (“Executive”).

WHEREAS, Cosi and Executive are parties to that certain Employment Agreement dated as of and effective March 18, 2014 (the “Original Agreement”). Defined terms used in this Amendment that are not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement, as amended hereby; and

WHEREAS, Così and Executive desire to amend the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.	Base Salary. Notwithstanding anything to the contrary contained in the first sentence of Section 5(a) of the Original Agreement, effective as of January 1, 2016 (the “Effective Date”), the Company shall pay to the Executive a Base Salary of no less than the rate of $415,000 per calendar year, subject to withholding, and prorated for any partial year.
2.	Ratification. Except for the express terms of this Amendment, all of the terms, covenants and conditions of the Original Agreement, and all of the respective rights and obligations of the Executive and the Company hereunder and thereunder, shall remain in full force and effect during the term of the Agreement and are not otherwise modified, altered, amended, revised or changed. Hereinafter, references to the “Agreement” shall mean the Original Agreement as amended by this Amendment.
3.	General. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute once and the same instrument. The recitals set forth above are hereby incorporated into and made an integral part of this Amendment.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amended, or have caused this Amendment to be duly executed and delivered on their behalf.

COSI INC.

By:	/s/ Miguel Rossy-Donovan
Name: Miguel Rossy-Donovan
Title: Chief Financial Officer

EXECUTIVE

/s/ Robert J. Dourney
Robert J. Dourney

COSÌ, INC. 294 Washington Street, Ste. 510 Boston, MA 02108 Main Tel: (857) 415-5000 Website: www.getcosi.com

January 7, 2016

VIA EMAIL (VBAUE@GETCOSI.COM)

Vicki Baue
c/o Cosi, Inc.
294 Washington Street, Suite 510
Boston, MA 021108

Re:	Vice President & General Counsel, CCO (CLO), Assistant Corporate Secretary – Updated Offer Letter for Change in Bonus Percentage (effective 01/01/2016)

Dear Vicki:

This offer letter from Cosi, Inc. (the “Company”, “we”, or “us”) has been updated to reflect the adjustment to your Bonus Percentage and reaffirms the terms of your employment (which are not otherwise changing). Please be advised that this is not a contract for employment.

1.	You will serve as an at-will employee of the Company, in the position of Vice President & General Counsel, and Chief Compliance Officer (Chief Legal Officer), and Assistant Corporate Secretary. Also, at this time, you will also continue to manage the HR and Benefits Department. You will be based out of the Company’s Support Center, which is currently located at 294 Washington Street, Suite 510, Boston, Massachusetts 02108.
2.	In this position, you will report to the Chief Executive Officer & President, or to such other position as directed by the Company.
3.	The gross amount of your annual base salary will be the annualized gross amount of Two Hundred Five Thousand and 00/100 U.S. Dollars (US$205,000.00), less applicable payroll and withholding taxes and other applicable deductions, payable in bi-weekly installments in accordance with the Company’s regular payroll practices.
4.	You will be eligible to participate in the Company’s annual bonus plan where, effective as of January 1, 2016, you will have the ability to earn an annual bonus in a gross amount up to Fifty Percent (50%) of your annual base salary, which bonus will be contingent upon actual performance against metrics, including, among others, the Company’s financial results, the Company’s achievement against targeted goals and objectives, and your achievement against targeted goals and objectives. The performance metrics will be communicated as soon as they are finalized and approved by the Company’s Board of Directors. The bonus will be paid net of applicable payroll and withholding taxes and other applicable deductions.
5.	You will be eligible for annual long-term stock incentive stock grants, subject to the terms of the employee stock plan, award agreement and approval by the Company’s Compensation Committee and Board of Directors.
6.	You will be reimbursed for your business-related and business travel expenses incurred in performing your employment obligations, provided that such expenses are reasonable, customary, and documented, and incurred in accordance with the Company’s then-current business and business travel expense reimbursement policy in effect from time to time. Our business and business travel expense reimbursement policy may change from time to time without notice.
7.	You will be eligible to participate in the Company’s health care benefits plan. These benefits currently include medical, dental, vision, life, AD&D, and short- and long-term disability insurance. If you elect to participate in the Company’s health care benefits plans, you will be required to pay an employee contribution for participation in the benefits plans selected. Participation in, and the terms of, our health care benefits plans are subject to change without notice.

8.	You will be eligible to participate in the Company’s 401(K) retirement plan. You may contact the Benefits Department for more information regarding this plan. Participation in, and the terms of, the Company’s 401(K) retirement plan may change from time to time without notice (unless such notice is otherwise required by law). Notwithstanding the foregoing, if you are determined to be a highly-compensated officer of the Company, under the current terms of the plan, you will not be eligible to participate in the Company’s 401(K) plan as it currently exists. Should the terms of the plan change or should another plan be implemented for highly-compensated officers, you would be eligible to participate in such revised or new plan, subject to meeting the criteria and on the terms thereof.
9.	You will be eligible for twenty (20) days of vacation time (“PTO”) per calendar year, in accordance with the Company’s salaried employee PTO policy, to be taken during the same calendar year in which such PTO is earned, prorated for any partial year. Your PTO is earned based upon the calculation and schedule set forth in the PTO policy as may be in effect from time to time for the Company’s salaried employees. Our PTO policy may change from time to time without notice (unless such notice is otherwise required by law).
10.	As long as you are in a position requiring a cell phone, you will be reimbursed your usage in accordance with the Company’s cell phone policy, which reimbursement amount currently is $75.00 per month. You may be required to sign cellphone policies related to cellphone usage for business purposes. The terms of the Company’s cell phone policy, including, without limitation, the amount of the monthly reimbursement, may change from time to time without notice.
11.	As long as you are in a position requiring the use of a laptop computer, under the Company’s current policy, the Company will provide you with a laptop computer. You may be required to sign computer policies and other documentation related to your use of the laptop computer. The terms of the Company’s computer policies may change from time to time without notice.
12.	You will be an at-will employee of the Company, which means your employment may be terminated at any time by you or by us for any lawful reason or for no reason whatsoever. This letter is not an employment agreement or contract.
13.	You understand that your Confidentiality and Restrictive Covenant Agreement previously entered into with the Company remain in effect.

We look forward to your continued success with Così, Inc.! If you have any questions, please do not hesitate to contact me at (857) 415-5021.

Sincerely,

COSÌ, INC.

/s/ Miguel Rossy-Donovan
Miguel Rossy-Donovan, CFO
cc:	R. J. Dourney, CEO & President